Exhibit 99.1

( BW)(CA-AMGEN-INC)(AMGN) Amgen’s First Quarter 2005 Adjusted Earnings Per Share Increased 26 Percent to 72 Cents

Business Editors/Health/Medical Writers

THOUSAND OAKS, Calif.—(BUSINESS WIRE)—xx—Amgen Inc. (NASDAQ:AMGN):

•	First Quarter 2005 GAAP Earnings Per Share of 67 Cents

•	Total Product Sales Increased 24 Percent

•	2005 Guidance Increased for Total Revenue and Adjusted EPS

Amgen Inc. (NASDAQ:AMGN), the world’s largest biotechnology company, reported adjusted earnings per share for the first quarter of 2005 of 72 cents, an increase of 26 percent compared to 57 cents during the first quarter of 2004. Adjusted net income rose 23 percent to $924 million compared to $752 million in the first quarter of 2004. The company also increased its full-year guidance for total revenue growth to a range of low double-digits to mid-teens from a previous range of high single-digits to low teens and for adjusted EPS to a range of $2.80 to $2.90 from the previous range of $2.70 to $2.85.

During the first quarter, total product sales increased 24 percent to $2.7 billion from $2.2 billion in the first quarter of 2004. First quarter U.S. sales totaled $2.2 billion, an increase of 23 percent versus the same quarter in 2004. International sales totaled $504 million versus $390 million for the first quarter in 2004, an increase of 29 percent. International sales benefited from foreign exchange by approximately $28 million. Total revenue increased 21 percent during the first quarter to $2.8 billion.

Adjusted earnings per share and adjusted net income for the three months ended March 31, 2005 and 2004 exclude certain expenses related to the acquisitions of Immunex Corporation and Tularik Inc. These expenses and other items are itemized on the reconciliation tables below.

On a reported basis calculated in accordance with U.S. generally accepted accounting principles (GAAP), Amgen’s reported earnings per share increased 29 percent to 67 cents in the first quarter of 2005 from 52 cents in the same quarter last year. Net income was $854 million in the first quarter of 2005 versus $690 million for the first quarter of 2004, an increase of 24 percent.

“We are off to a great start in 2005. Our business continues to perform well despite uncertainties related to the Medicare reimbursement changes. Given this performance, we are comfortable increasing our revenue and adjusted earnings guidance for the full year,” said Kevin Sharer, chairman and CEO. “We also continue to advance our pipeline. This progress includes the initiation of phase 3 trials for AMG 531, a novel therapy being developed for the treatment of an autoimmune bleeding disorder,” concluded Sharer.

Product Sales Performance

Worldwide sales of Aranesp(R) (darbepoetin alfa) increased 33 percent to $723 million in the first quarter of 2005 versus $543 million during the first quarter of 2004 and growth was driven principally by demand. U.S. Aranesp sales were $447 million versus $330 million in the prior year. International Aranesp sales were $276 million versus $213 million in the same quarter last year. International Aranesp sales benefited from foreign exchange of approximately $14 million in the first quarter.

EPOGEN(R) (Epoetin alfa) sales were $583 million in the first quarter of 2005 versus $590 million for the first quarter of 2004.

EPOGEN sales declined in the first quarter of 2005 by one percent reflecting an increase in demand that was more than offset by an unfavorable revised estimate of dialysis demand (primarily spillover) for prior quarters. Spillover is a result of the company’s contractual relationship with Johnson & Johnson. (Please refer to the Company’s 2004 Form 10-K for a more detailed discussion of this relationship and a description of spillover.)

Combined worldwide sales of Neulasta(R) (pegfilgrastim), Amgen’s once-per-cycle product for decreasing the incidence of neutropenic infections associated with many types of cancer chemotherapy treatments and NEUPOGEN(R) (filgrastim) used to decrease the incidence of many types of chemotherapy-related infections, were $795 million in the first quarter of 2005 versus $664 million for the first quarter of 2004, an increase of 20 percent. Combined sales growth for Neulasta and NEUPOGEN was primarily driven by increased demand for Neulasta.

Combined sales of Neulasta and NEUPOGEN in the United States were $598 million in the first quarter of 2005 versus $508 million in the first quarter of 2004, an increase of 18 percent. Combined international sales increased 26 percent to $197 million in the first quarter of 2005 versus $156 million over the same quarter in the prior year. Combined Neulasta and NEUPOGEN sales benefited from foreign exchange by approximately $11 million in the first quarter of 2005.

Sales of ENBREL(R) (etanercept), Amgen’s leading biologic for inflammation, increased 49 percent during the first quarter to $592 million versus $397 million during the same period in 2004, driven by strong demand. By the end of the quarter, over 60 percent of the Enbrel vial business had been converted to the new, convenient pre-filled syringe that was launched in the fourth quarter of 2004.

Operating Expense Analysis on an Adjusted Basis:

•	Cost of sales increased to $489 million in the first quarter of 2005 from $371 million during the first quarter of 2004, reflecting additional expenses related to higher sales volumes including the product mix-effect of higher Enbrel sales.

•	Research and development (R&D) expenses totaled $521 million during the first quarter versus $433 million in the first quarter of 2004. First quarter increases were primarily driven by staff-related expenses associated with the Tularik acquisition and key clinical trials including the ramp up of large-scale phase 3 trials for AMG 162, Amgen’s investigational therapy for bone loss.

•	Selling, general and administrative (SG&A) expenses were $577 million in the first quarter versus $513 million for the same quarter of the prior year. Increases for the first quarter are a result of higher spending to support the Company’s key products and the Wyeth Pharmaceuticals profit share related to ENBREL sales growth.

Stock repurchases for the first quarter 2005 totaled $1.7 billion representing approximately 27 million shares. In December, the Company’s board of directors authorized a new stock repurchase program of $5 billion. The Company currently has $4.3 billion remaining under this new stock repurchase program.

Capital expenditures for the first quarter of 2005 were $198 million versus $386 million in 2004, primarily due to the new Enbrel manufacturing facility in Rhode Island nearing completion. The company’s cash and marketable securities were $4 billion at the end of the quarter.

First Quarter Product and Pipeline Highlights

Neulasta: A phase 3 study showing that administration of Neulasta beginning the first and subsequent cycles of chemotherapy reduced the incidence of febrile neutropenia (low white blood cell count with fever), a serious complication of cancer chemotherapy typically associated with infection, by more than 90 percent. These data from the largest randomized, placebo-controlled study to date for Neulasta were published in the February 20 issue of The Journal of Clinical Oncology.

Kepivance(TM) (palifermin): Kepivance was launched in the U.S. as the first and only therapy to decrease the incidence and duration of severe oral mucositis (mouth sores) in patients with hematologic (blood) cancers undergoing high-dose chemotherapy, with or without radiation, followed by a bone marrow transplant. The safety and efficacy of Kepivance have not been established in patients with non-hematologic malignancies. Phase 3 clinical studies to investigate the safety and efficacy of Kepivance for the treatment of oral mucositis in patients with solid tumors receiving localized radiation with or without chemotherapy, or multi-cycle chemotherapy, are currently underway.

AMG 531: Phase 3 trials were initiated in the first quarter to investigate the safety and efficacy of AMG 531 for treatment of immune (idiopathic) thrombocytopenic purpura (ITP). ITP is an autoimmune bleeding disorder characterized by a decrease in the number of blood platelets, a condition known as thrombocytopenia. Platelets are specialized blood cells that help prevent and stop bleeding by participating in clotting. ITP is characterized by thrombocytopenia that results in bruising and bleeding that is sometimes severe.

Pipeline Update: The pipeline chart on the company’s Web site has now been updated to include two new product candidates.

AMG 102 is a fully human monoclonal antibody directed against human hepatocyte growth factor/scatter factor (HGF/SF). AMG 102 blocks HGF binding to its receptor, c-Met, resulting in the inhibition of HGF/c-Met-mediated activities in cells and growth inhibition of HGF-dependent human xenograft tumors in mice. Dysregulation of HGF/c-Met signaling appears to play an important role in numerous human malignancies. Blocking the activation of the HGF/c-Met pathway with AMG 102 may inhibit tumor growth and metastasis. AMG 102 was advanced to phase 1 during the first quarter.

AMG 317 is a monoclonal antibody that blocks the actions of interleukin-4 and interleukin-13, cytokines that are believed to play a role in asthma. A phase 1 clinical study to evaluate the safety and tolerability of AMG 317 has been initiated.

For more product information or the full prescribing information, please refer to the Amgen Web site at www.amgen.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended December 31, 2004, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of our products are affected by reimbursement policies imposed by first party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible U.S. legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others could identify side effects or manufacturing problems with our products after they are on the market. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole first party suppliers.

About Amgen

Amgen is a global biotechnology company that discovers, develops, manufactures and markets important human therapeutics based on advances in cellular and molecular biology.

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31, 2005
	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$2,735	$—		$2,735
Other revenues	98	—		98

Total revenues	2,833	—		2,833
Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	489	—		489
Research and development	524	(3	)(1)	521
Selling, general and administrative	577	—		577
Amortization of intangible assets	87	(87	)(2)	—

Total operating expenses	1,677	(90)		1,587
Operating income	1,156	90		1,246
Interest and other (expense)/income, net	(10)	20	(3)	10

Income before income taxes	1,146	110		1,256
Provision for income taxes	292	40	(5)	332

Net income	$854	$70		$924

Earnings per share:
Basic	$0.68			$0.74
Diluted (6)	$0.67			$0.72
Shares used in calculation of earnings per share:
Basic	1,249			1,249
Diluted (6)	1,290			1,290

	Three Months Ended March 31, 2004
	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$2,208	$—		$2,208
Other revenues	135	—		135

Total revenues	2,343	—		2,343
Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	373	(2	)(4)	371
Research and development	441	(8	)(4)	433
Selling, general and administrative	517	(4	)(4)	513
Amortization of intangible assets	84	(84	)(2)	—

Total operating expenses	1,415	(98)		1,317
Operating income	928	98		1,026
Interest and other (expense)/income, net	21	—		21

Income before income taxes	949	98		1,047
Provision for income taxes	259	36	(5)	295

Net income	$690	$62		$752

Earnings per share:
Basic	$0.54			$0.59
Diluted (6)	$0.52			$0.57
Shares used in calculation of earnings per share:
Basic	1,279			1,279
Diluted (6)	1,332			1,332

(1) - (6)     See explanatory notes

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(1)	To exclude the incremental compensation provided to certain Tularik Inc. (“Tularik”) employees principally related to non-cash compensation expense associated with stock options assumed in connection with the acquisition and amounts payable under the Tularik short-term retention plan. The total estimated remaining costs of such incremental compensation is approximately $24 million, pre-tax.

(2)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL(R), related to the Immunex Corporation (“Immunex”) acquisition. The total 2005 annual non-cash charge is currently estimated to be approximately $347 million, pre-tax.

(3)	To exclude the pro rata portion of the debt issuance costs that were immediately charged to interest expense, as a result of certain holders of the Convertible Notes exercising their March 1, 2005 put option and the related Convertible Notes being repaid in cash.

(4)	To exclude the incremental compensation payable to certain Immunex employees principally under the Immunex short-term retention plan. All amounts have been incurred under this plan.

(5)	To reflect the tax effect of the above adjustments.

(6)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share computed under the treasury stock and the “if-converted” methods:

	Three Months Ended March 31, 2005		Three Months Ended March 31, 2004
	GAAP	“Adjusted”	GAAP	“Adjusted”
Income (Numerator):
Net income for basic EPS	$854	$924	$690	$752
Adjustment for interest expense on Convertible Notes, net of tax	5	5	5	5

Net income for diluted EPS, after assumed conversion of Convertible Notes	$859	$929	$695	$757

Shares (Denominator):
Weighted-average shares for basic EPS	1,249	1,249	1,279	1,279
Effect of Dilutive Securities	11	11	18	18
Effect of Convertible Notes, after assumed conversion of Convertible Notes	30	30	35	35

Weighted-average shares for diluted EPS	1,290	1,290	1,332	1,332

Diluted earnings per share	$0.67	$0.72	$0.52	$0.57

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
EPOGEN(R) - U.S.	$583	$590
Aranesp(R) - U.S.	447	330
Aranesp(R) - International	276	213
Neulasta(R) - U.S.	416	336
Neulasta(R) - International	85	59
NEUPOGEN(R) - U.S.	182	172
NEUPOGEN(R) - International	112	97
ENBREL(R) - U.S.	570	382
ENBREL(R) - International	22	15
Other product sales - U.S.	33	8
Other product sales - International	9	6

Total product sales	$2,735	$2,208

U.S.	$2,231	$1,818
International	504	390

	$2,735	$2,208

Amgen Inc.

Condensed Consolidated Balance Sheets – GAAP

(In millions)

(Unaudited)

	March 31, 2005		December 31, 2004
Assets
Current assets:
Cash and marketable securities	$4,035		$5,808
Trade receivables, net	1,584		1,461
Inventories	932		888
Other current assets	873		1,013

Total current assets	7,424		9,170
Property, plant, and equipment, net	4,790		4,712
Intangible assets, net	3,965		4,033
Goodwill	10,519		10,525
Other assets	722		781

Total assets	$27,420		$29,221

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,034		$2,984
Convertible notes	1,744	(2)	1,173	(1)

Total current liabilities	4,778		4,157
Deferred tax liabilities	1,280		1,294
Convertible notes	—		1,739	(2)
Other long-term debt	2,198		2,198
Other non-current liabilities	124		128
Stockholders’ equity	19,040		19,705

Total liabilities and stockholders’ equity	$27,420		$29,221

Shares outstanding	1,237		1,260

(1)	On March 2, 2005, as a result of certain holders of the Convertible Notes exercising their March 1, 2005 put option, the Company repurchased $1,175 million, or approximately 40%, of the outstanding Convertible Notes at their then-accreted value for cash. Accordingly the Convertible Notes repurchased were classified as current liabilities.

(2)	Holders of the remaining outstanding Convertible Notes may require the Company to purchase all or a portion of the notes on specific dates as early as March 1, 2006 at the original issuance price plus accrued original issue discount through the purchase date. Accordingly, as of March 31, 2005, the Convertible Notes have been reclassified from long-term debt to current liabilities.

Amgen Inc.

Reconciliation of “Adjusted” Earnings Per Share Guidance to GAAP

Earnings Per Share Guidance for the Year Ended December 31, 2005

2005
“Adjusted” earnings per share guidance	$2.80 - $2.90
Known adjustments to arrive at GAAP earnings:
Amortization of acquired intangible assets (1)	(0.16)
Tularik merger-related incremental compensation (2)	(0.01)
Write-off of Convertible Notes debt issuance costs (3)	(0.01)
Tax liability related to repatriation of certain foreign earnings (4)	—

GAAP earnings per share guidance	$2.62 - $2.72

The guidance for both “Adjusted” earnings per share and GAAP earnings per share does not include the impact of expense related to stock option compensation.

(1)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL(R), related to the Immunex acquisition. The total 2005 annual non-cash charge is currently estimated to be approximately $347 million, pre-tax.

(2)	To exclude the incremental compensation provided to certain Tularik employees principally related to non-cash compensation expense associated with stock options assumed in connection with the acquisition and amounts payable under the Tularik short-term retention plan.

(3)	To exclude the pro rata portion of debt issuance costs that were immediately charged to interest expense, as a result of certain holders of the Convertible Notes exercising their March 1, 2005 put option and the related Convertible Notes being repaid in cash.

(4)	To exclude the tax liability related to the repatriation of certain foreign earnings under the American Jobs Act of 2004 (“Jobs Act”). Uncertainty remains as to how to interpret numerous provisions of the Jobs Act. As such, we have not yet determined the amount of foreign earnings that will be repatriated and, therefore, the amount of the tax liability is not known. Based on our preliminary analysis to date, we are limited under the Jobs Act to repatriate up to $500 million in foreign earnings.

—30—RJ/la*

CONTACT:	Amgen Inc., Thousand Oaks Christine Cassiano, 805-447-4587 (Media) Arvind Sood, 805-447-1060 (Investors)

SOURCE:	SOURCE: Amgen Inc.